EXHIBIT 23.4

Consent of Experts

Hains Technology Associates
Hains Engineering Company Limited

605 Royal York Rd.
Suite 206
Toronto, Ont. M8Y 4C5
Tel: (416) 971-9783
Toll Free: 1-877-971-9783
Fax: (416) 971-8812
Email: [illegible]
[illegible]

December 11, 2006

Daleco Resources Corporation
17 Wilmont Mews, 5th Floor
West Chester, PA 19382

RE: Consent to Use of Information

Gentlemen:

We consent to the reference of Hains Technology Associates, and Mr. Don H. Hains, a Professional Geologist, in the Daleco Resources Corporation's Annual Report on Form 10 KSB in the section entitled Interest of Named Experts and Counsel, and the inclusion of information presented in our reports two reports entitled "Report – Development Opportunities, Mesa de Oro Travertine Deposit" and "Report – Opportunities for Cement Manufacture, Mesa de Oro Travertine Deposit" both dated August 24, 2005 these reports deal with the potential of the deposit including the inferred resource quantities of calcium carbonate. The industrial mineral property is located on mineral leases controlled by Clean Age Minerals, Inc. a wholly owned subsidiary of Daleco Resources Corporation, and located in Cibola County in the state of New Mexico.

Yours truly,
Hains Technology Associates

Don hains [illegible]

Don H. Hains, P. Geo
President